Exhibit 23.11

CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section thereof entitled “Management,” filed by Desert Peak Minerals Inc. on Form S-1 and each related Prospectus and each further amendments or supplements thereto.

Dated: October 6, 2021

/s/ Scott Nyquist
Name: Scott Nyquist